Exhibit 10.35

SEVERANCE IN CONNECTION WITH A CHANGE IN CONTROL AGREEMENT
This Severance in Connection with a Change in Control Agreement (the “Agreement”) is made effective as of November 5, 2015 (the “Effective Date”), by and between FairPoint Communications, Inc., a Delaware corporation with its principal place of business at 521 E. Morehead Street, Suite 500, Charlotte, NC 28202 (the “Company”), and «Full_Name» (the “Employee”).
WITNESSETH:
WHEREAS, the Company or one of its wholly owned subsidiaries presently employs Employee; and
WHEREAS, the Company and Employee desire to set forth consideration to be paid to Employee if Employee’s employment is terminated under certain circumstances following a “Change in Control” of the Company as defined herein.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Term. This Agreement will be in effect through December 31, 2016 (the initial period referred to herein as the “Term”); provided, however, that if at any time after the Effective Date and prior to December 31, 2016 the Company has entered into a definitive agreement to effect a transaction that, if consummated, would result in a Change In Control, then the Term of this Agreement shall be automatically extended through the period expiring the day before the one year anniversary of the closing date of the transaction which constitutes a Change In Control.
2.    Certain Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
(a)    “Cause” means the occurrence of any one or more of the following events, as determined by the Company in its reasonable discretion: (i) Employee’s willful failure, disregard, or refusal to perform Employee’s duties as an employee of the Company; (ii) Employee’s willful, intentional, or grossly negligent act or omission having or reasonably likely to have a materially injurious effect on the Company, its financial condition or its reputation; (iii) Employee’s willful misconduct in respect of the duties or obligations of Employee to the Company, including, without limitation, violations of applicable Company policies or failure to follow the lawful directions received by Employee from the Company; (iv) Employee’s conviction (including entry of a nolo contendere or a no contest plea) of any felony or any other criminal offense that has, or could be reasonably expected to have, an adverse impact on the reputation or business of the Company; (v) Employee’s fraud, misappropriation, or embezzlement with respect to the Company or its affiliates; or (vi) Employee’s breach of any provision of this Agreement or any other agreement between

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Employee and the Company, that, if capable of being cured, is not cured by Employee within ten (10) days after notice thereof is given to Employee by the Company.
(b)    A “Change In Control” means:
(i)    a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its affiliates, or an employee benefit plan maintained by the Company or any of its affiliates, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s affiliates.
(c)    “Disability” means that Employee has been unable to substantially perform the essential job duties of Employee’s position as an employee of the Company, with or without a reasonable accommodation, by reason of any physical or mental illness or injury, for a period of (i) ninety (90) or more consecutive days, or (ii) more than one hundred twenty (120) days in any consecutive twelve (12) month period, as determined by the Company in its reasonable discretion.
(d)    “Effective Release” means a general release of claims in favor of the Company in a form acceptable to the Company that is executed by Employee after the Termination Date and within any consideration period required by applicable law and that is not revoked by Employee within any legally prescribed revocation period.
(e)    “Termination Date” means the effective date of Employee’s termination of employment with the Company for any reason.
3.    Compensation Upon Certain Terminations Following a Change in Control.
(a)    If, during the Term of this Agreement, Employee’s employment with the Company is terminated by the Company without Cause (and other than due to death or Disability) within the six (6) months immediately following the closing date of the transaction that results in a Change in Control (such date the “Closing Date”), and provided that such termination results in Employee incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h) and Employee has executed an Effective Release, then the Company will provide Employee with the following benefits, in lieu of any other separation payment or severance benefit to which Employee may be entitled:

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(iii)    Continued payment of Employee’s then-current base salary for a period of six (6) months, less applicable withholdings required by law or authorized by Employee, to be paid pursuant to the Company’s standard payroll practices and procedures, beginning on the Company’s next regular pay day following Company’s receipt of Employee’s Effective Release and the expiration of any revocation period required by applicable law, with the first such payment comprising the amount of salary continuation accruing from the Termination Date through the date of payment; and
(iv)    Subsidization of Employee’s applicable COBRA premiums so that the COBRA premiums paid by Employee equal the same amount Employee paid as an active employee under Company’s health insurance plan immediately prior to the Termination Date (subject to Employee’s timely election to continue health insurance benefits under COBRA) for the lesser of six (6) months following the Termination Date or until Employee becomes eligible for insurance benefits from another employer, and provided further that the Company will have the right to terminate such payment of COBRA premium reimbursement to Employee and instead pay Employee a lump sum amount equal to the applicable COBRA premium subsidy multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)    For avoidance of doubt, upon the termination of Employee’s employment (i) as a result of Employee’s death or Disability, (ii) by the Company for Cause, (iii) by Employee’s resignation for any reason, (iv) for any reason more than six (6) months after the Closing Date, or (v) for any reason following the Term of this Agreement, Employee will not be entitled to receive any compensation under this Agreement.
(c)    Notwithstanding anything herein to the contrary, to the extent that the Company (or its successor) maintains a severance or similar plan (as it may change or be eliminated from time to time) or Employee is a party to an employment or similar agreement providing greater benefits upon a Change in Control, Employee may elect to obtain those greater benefits under such other agreement, taken as a whole, but may not obtain benefits, in such case, under this Agreement. For the avoidance of doubt, an Employee shall not be entitled to “double-dip” upon a Change in Control.
4.    Non-Interference with Employees or Consultants. In consideration of the foregoing, and in order to protect the valuable relationship between the Company and each of its employees and consultants, Employee agrees that during Employee’s employment with the Company and for the period of six (6) months immediately following the Termination Date, Employee will not, directly or indirectly: (a) solicit, induce, or attempt to solicit or induce, any Covered Individual (as defined below) to terminate his or her relationship with the Company; or (b) hire or attempt to hire any Covered Individual (as defined below); provided, however, that this clause (b) will not apply to the hiring of any individual who first responds to a general solicitation for employment (e.g., online advertisements) that are not targeted at Covered Individuals. As used herein, the term “Covered Individual” means any person who was employed by, or was providing consulting services to, the Company or its affiliates, at the time of or within the six (6) months

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Exhibit 10.35

immediately preceding the solicitation, inducement, hiring or attempted solicitation, inducement or hiring of such person. In the event of a breach or threatened breach of this Section 4 by Employee, then, in addition to any other rights which the Company may have, (i) the Company will have the right to immediately terminate any remaining payment obligations to Employee pursuant to Section 3(a) above without any further obligation to Employee, and Employee will immediately repay to the Company any amounts previously paid to Employee pursuant to Section 3(a) above; and (ii) the Company will be entitled to injunctive relief to enforce this Section 4 from any court of competent jurisdiction, it being understood that any breach or threatened breach of the provisions of this Section 4 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company for such breach.
5.    Section 409A.
(a)    The parties acknowledge and agree that all benefits or payments provided by the Company to Employee pursuant to this Agreement are intended either to be exempt from the provisions of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), or to be in compliance with Section 409A, and the Agreement will be interpreted to the greatest extent possible to be so exempt or in compliance. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, the Company and Employee agree to negotiate in good faith to clarify the ambiguity or make such change.
(b)    If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series will be considered a separate payment for purposes of Section 409A.
(c)    If any severance compensation or other benefit provided to Employee pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit will be made for six (6) months plus one (1) day after the Termination Date (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the Termination Date and the New Payment Date will be paid to the Employee in a lump sum on the New Payment Date.
6.    Excess Parachute Payments. If any payments or benefits received or to be received by Employee pursuant to this Agreement in connection with or contingent on a change in ownership or control are deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), and if the Company has no publicly traded stock, the Company will use commercially reasonable efforts to obtain “shareholder approval” within the meaning of Section 280G(b)(5) of the Code of such payments or benefits in order to exempt such payments or benefits from being considered an Excess Parachute Payment. If, notwithstanding the foregoing, such payments or benefits still would be considered to result in an Excess Parachute Payment, then, at Company’s election, such payments under this Agreement will either be paid in full or reduced to the extent necessary to avoid being considered an Excess Parachute Payment,

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based upon Company’s determination, in its sole discretion, as to which alternative results in the better tax consequences for the Employee.
7.    Employment At Will. Nothing herein is meant to alter the “at will” status of Employee’s employment with the Company. Subject to the provisions of Section 3 above regarding payments in connection with a termination following a Change in Control, Employee’s employment with the Company may be terminated at any time, for any or no cause or reason, by either Employee or by the Company.
8.    Miscellaneous.
(a)    Choice of Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of North Carolina, without giving effect to the choice of law rules of any jurisdiction.
(b)    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, but no such assignment will release the Company of its obligations hereunder.
(c)    Amendment. This Agreement may not be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
(d)    Waivers. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement will not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions will remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party will be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
(e)    Notices. Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement will be in writing and will be deemed given when delivered personally, one day after deposit with a recognized international delivery service (such as FedEx), or three days after deposit in the U.S. mail, first class, certified or registered, return receipt requested, with postage prepaid, if to the Company at the address set forth on the first page of this Agreement and if to Employee at the last address set forth on the Company’s payroll records. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (e).
(f)    Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

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(g)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.
(h)    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party will be bound by or liable for any alleged representation, promise or inducement not so set forth.
[SIGNATURE PAGE FOLLOWS]

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Exhibit 10.35

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective as of the Effective Date.

EMPLOYEE: «Full_Name»	COMPANY: FairPoint Communications, Inc. By: Name: Paul H. Sunu Title: Chief Executive Officer

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